© 2017 Valley National Bank®. Member FDIC. Equal Opportunity Lender. All Rights Reserved. Valley National Bancorp to Acquire USAmeriBancorp, Inc. Enhancing Florida Franchise EXHIBIT 99.1

Forward Looking Statements The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward- looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to: failure to obtain shareholder or regulatory approval for the merger of USAmeriBancorp, Inc. ("USAB") with Valley or to satisfy other conditions to the merger on the proposed terms and within the proposed timeframe; delays in closing the merger; the inability to realize expected cost savings and synergies from the merger of USAB with Valley in the amounts or in the timeframe anticipated; changes in the estimate of non-recurring charges; the diversion of management’s time on issues relating to the merger; costs or difficulties relating to integration matters might be greater than expected; material adverse changes in Valley’s or USAB’s operations or earnings; an increase or decrease in the stock price of Valley during the 30 day pricing period prior to the closing of the merger which could cause an adjustment to the exchange ratio or give either Valley or USAB the right to terminate the merger agreement under certain circumstances; the inability to retain USAB’s customers and employees; weakness or a decline in the economy, mainly in New Jersey, New York, Florida and Alabama, as well as an unexpected decline in commercial real estate values within our market areas; less than expected cost reductions and revenue enhancement from Valley's cost reduction plans including its earnings enhancement program called "LIFT"; damage verdicts or settlements or restrictions related to existing or potential litigations arising from claims of breach of fiduciary responsibility, negligence, fraud, contractual claims, environmental laws, patent or trade mark infringement, employment related claims, and other matters; the loss of or decrease in lower-cost funding sources within our deposit base may adversely impact our net interest income and net income; cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems; results of examinations by the OCC, the FRB, the CFPB and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, require us to reimburse customers, change the way we do business, or limit or eliminate certain other banking activities; changes in accounting policies or accounting standards, including the new authoritative accounting guidance (known as the current expected credit loss (CECL) model) which may increase the required level of our allowance for credit losses after adoption on January 1, 2020; higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in tax laws, regulations and case law; our inability to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, and changes in our capital requirements; higher than expected loan losses within one or more segments of our loan portfolio; unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events; unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors; and the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationship. A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2016. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. 2

3 Additional Information and Where to Find It This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger, Valley intends to file a joint proxy statement/prospectus with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the registration statement (when available) and other documents filed by Valley with the Commission at the Commission’s web site at www.sec.gov. These documents may be accessed and downloaded for free at Valley’s web site at http://www.valleynationalbank.com/filings.html or by directing a request to Dianne M. Grenz, Executive Vice President, Valley National Bancorp, at 1455 Valley Road, Wayne, New Jersey 07470, telephone (973) 305-3380. Participants in the Solicitation This communication is not a solicitation of a proxy from any security holder of Valley or USAB. However, Valley, USAB, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from USAB’s shareholders in respect of the proposed transaction. Information regarding the directors and executive officers of Valley may be found in its definitive proxy statement relating to its 2017 Annual Meeting of Shareholders, which was filed with the Commission on March 17, 2017 and can be obtained free of charge from Valley’s website. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. Preferred Stock Offering This presentation shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the preferred stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offering of the preferred stock is being made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Strategic Focus to Achieve 2020 Vision 4 66.2% 61.2% 59.6% <55.0% 2015 2016 2017 YTD Long-Term Goal Efficiency Ratio1 12% 14% 13% 15% - 20% 2015 2016 2017 YTD Long-Term Goal Non-Int Income / Total Revenue 13% 7% 6% 8% - 10% 2015 2016 2017 Annualized Long-Term Goal Loan Growth Exclusive of Whole Bank Acquisitions 1Refer to the disclosure in the appendix regarding the calculation for the efficiency ratio Enhance Non-Interest Revenue Grow Customer Base Improve Operating Efficiency Improve Earnings Performance Improve Operating Efficiency

Overview of USAmeriBancorp, Inc.

Company Overview



- Founded in 2007
- Headquartered in Clearwater, FL
- Acquired Alexander City, AL-based Aliant Financial Corporation in 2011

Management Team

Name	Title
Joseph V. Chillura	President & CEO
Alfred T. Rogers, Jr.	Executive VP and Chief Lending Officer
Amanda J. Stevens	Executive VP & CFO

Financial Highlights ($ in Millions)

		2016Y	2017Q2
Income Statement	Net Interest Income	$126.0	$35.5
	Non Interest Income	14.3	5.2
	Provision	6.0	(0.0)
	Non Interest Expenses	75.9	21.2
	Net Income	43.4	12.7
Profitability	ROAA (%)	1.12%	1.19%
	ROACE (%)	14.37	15.19
	Net Interest Margin (%)	3.53	3.60
	Efficiency Ratio (%)	54.1	52.2
Balance Sheet	Total Assets	$4,153.3	$4,382.9
	Gross Loans	3,373.6	3,585.7
	Total Deposits	3,478.0	3,530.0
	Total Equity	319.7	345.2
Capital Ratios	TCE / TA (%) (1)	7.2%	7.4%
	Loans/ Deposits (%)	97	102
	Leverage Ratio (%)	8.0	8.1
	Tier 1 Ratio (%)	9.0	9.1
	Total Capital Ratio (%)	11.7	12.1

Loans (2)



Commercial & Industrial 18%
Consumer & Other 2%
Construction 12%
Residential R.E. 14%
Commercial R.E. 54%

Deposits (2)



Jumbo Time 23%
Retail Time 6%
Non-Interest Demand 25%
Savings, MMA & Other Checking 46%

USAB Deposit Franchise (3)

MSA	Market Rank	Market Share (%)	No. of Branches	Deposits ($mm)
Tampa-St. Petersburg-Clearwater, FL	8	3.4%	14	$2,114
Montgomery, AL	7	5.7	6	441
Birmingham-Hoover, AL	14	0.9	5	321
Alexander City, AL	1	52.7	3	289
Auburn-Opelika, AL	13	1.9	1	47
Total:			29	$3,211

(1) See Non-GAAP disclosures on slide 18
(2) As of June 30, 2017
(3) Per SNL Financial, as of June 30, 2016

5

$3,076 $3,632 $4,153 $4,383 $2,500 $3,000 $3,500 $4,000 $4,500 $5,000 2014 2015 2016 Q2 2017 USAmeriBancorp, Inc. Financial Performance $25 $33 $42 $48 $20 $25 $30 $35 $40 $45 $50 2014 2015 2016 Q2 2017 Ann. 6 Net Income to Common ($ Million) Total Assets ($ Million) Return on Average Assets (%) Efficiency Ratio (%) 0.92% 1.03% 1.12% 1.19% 0.50% 0.75% 1.00% 1.25% 2014 2015 2016 Q2 2017 58.2% 54.1% 54.1% 52.2% 48% 50% 52% 54% 56% 58% 60% 2014 2015 2016 Q2 2017

Orlando Branches 5 Loans $0.5B Deposits $0.5B Market Share 1.2% Bolstering Valley’s Florida Franchise 7 Tampa (1) Branches 18 Loans $3.1B Deposits $2.5B Market Share 3.6% Southeast Branches 13 Loans $0.9B Deposits $1.3B Market Share 0.6% Penetrating Florida’s Most Dynamic Markets (1) Pro Forma for USAB acquisition. Pro Forma market share as of 6/30/2016, Source SNL Financial Florida Total (1) Branches 46 Loans $4.8B Deposits $4.9B CNLBank (2015) 1st United Bank (2014) USAmeriBank (2018) Florida Acquisitions Southeast Orlando Tampa Other Florida Markets: Branches -10, Loans - $0.3B, Deposits - $0.6B

Tampa Market Highlights

Pro Forma VLY Florida Deposit Franchise [1]

	MSA		Pro Forma VLY / USAB			
MSA	Deposits in Market ($ bn)	% of FL Deposits (%)	Market Rank	Market Share (%)	Branches	Deposits ($ mm)
Tampa-St. Petersburg-Clearwater	**61**	**11.7**	**8**	**3.6**	**18**	**2,230**
Miami-Fort Lauderdale-West Palm Beach	226	43.0	25	0.6	13	1,382
Orlando-Kissimmee-Sanford	45	8.5	13	1.2	5	523
Cape Coral-Fort Myers	15	2.9	19	1.2	3	186
Jacksonville	59	11.1	20	0.3	3	161
Naples-Immokalee-Marco Island	15	2.9	30	0.4	1	57
Sebastian-Vero Beach	4	0.8	16	0.6	1	26
Palm Bay-Melbourne-Titusville	8	1.6	16	0.3	1	21
North Port-Sarasota-Bradenton	19	3.7	37	0.1	1	16

Tampa Highlights

- Tampa Bay is the second largest MSA in Florida and 18th largest in the U.S. by population
  - $61 billion of deposits
  - Expected population growth of 6.5% by 2022
- 3.8% unemployment rate compares favorably to Florida (4.0%) and national (4.1%) levels
- Home to over 112,000 businesses
- Key Industries include: Financial Services, Life Sciences, Defense and Security, Manufacturing, Medical Devices, and Technology

Key Employers in Tampa

verizon

WellCare Health Plans

Publix.

TECO ENERGY

USF UNIVERSITY OF SOUTH FLORIDA

THE UNIVERSITY OF TAMPA

Tampa Employment by Sector



Other 19%
Professional & Business Services 18%
Construction 6%
Education & Health Services 15%
Finance & Insurance 6%
Retail Trade 12%
Leisure & Hospitality 12%
Total Government 12%

Source: SNL Financial, Tampa Hillsborough Economic Development Corporation
(1) Deposit data as of June 30, 2016

8

Alabama Franchise 9 Pro Forma VLY Alabama Deposit Franchise Alabama Highlights Source: US Census, SNL Financial, Montgomery Chamber of Commerce, Birmingham Business Alliance, CNN Money Deposit data as of June 30, 2016 and June 30, 2015, where applicable • Franchise obtained through acquisition of Aliant Financial Corporation ̶ Serves as low cost deposit generator within a growing market • 13% of non-farm employment in manufacturing sector Montgomery and Birmingham • Key Industries: Banking, Education, Technology, and Healthcare • Key Employers: AT&T, Honda, Regions Financial, Hyundai Motors, Baptist Health Systems, ALFA Insurance Key Statistics – Montgomery and Birmingham MSA Pro Forma VLY / USAB Deposits in % of AL Market Market Deposits Market Share Deposits MSA ($ bn) (%) Rank (%) Branches ($ bn) Montgomery, AL 8 8.0 7 5.7 6 441 Birmingham-Hoover, AL 37 38.6 14 0.9 5 321 Alexander City, AL 1 0.6 1 52.7 3 289 Auburn-Opelika, AL 2 2.5 13 1.9 1 47 Total Alabama 15 1,098 1,151 373 0 200 400 600 800 1,000 1,200 1,400 Birmingham Montgomery Population In thousands 46,569 15,237 0 10,000 20,000 30,000 40,000 50,000 60,000 Birmingham Mo tgo ery $101 $34 Small Businesses Sales in billions 255 332 321 441 0 100 200 300 400 500 600 Birmingham Montgomery USAB 2015 Deposits USAB 2016 Deposits 14 7 USAB 2016 DMS Rank $ in millions USAB Deposit Growth

Transaction Rationale Strong Strategic Fit • As the 5th largest community bank headquartered in Florida, USAmeriBank provides significant scale to Valley’s Florida franchise, specifically in the Tampa Bay Market • Increases Valley’s loan and deposit exposure in Florida by ~130% and 100%, respectively • USAmeriBank has a history of consistent growth, strong profitability, and stable asset quality • Low-cost core funding base includes 25% non-interest bearing deposits • Strong and experienced leadership team to drive future growth Financially Compelling • Expected to be immediately accretive to EPS, excluding restructure charges • Modest dilution to tangible book value per share with 4.7 year earnback Conservative Acquisition • Comprehensive credit, business, financial, and legal due diligence • Credit mark in excess of existing reserves • Retention of key personnel • Extensive integration experience • Pricing protection to preserve financial outcomes 10 Note: Pricing metrics using VLY closing price of $12.40 as of 7/25/2017

Key Transaction Terms Consideration & Structure Transaction Value: • $815.7 million Structure: • 100% stock / 0% cash (1) Exchange Ratio: • Fixed exchange ratio of 6.100x (2) Pricing Multiples Price / Tangible Book Value: • 238% of USAB’s 6/30/2017 tangible book value Price / LTM EPS: • 16.4x of USABs’s LTM net income Price / 2018 EPS + Cost Savings (3): • 11.4x Core Deposit Premium • 18.2% Closing & Other Due Diligence: • Comprehensive due diligence performed over 8 weeks including thorough review of USAB’s loan portfolio Approvals: • Customary regulatory approvals & approval of both VLY & USAB shareholders Management Representation: • VLY inherits USAB’s strong & seasoned Florida & Alabama teams Expected Closing: • Q1 2018 11 Note: Pricing metrics using VLY closing price of $12.40 as of 7/25/2017 (1) In certain circumstances outlined in Definitive Merger Agreement, Valley may choose to substitute some component of cash for stock (2) Subject to cuffs and collars as outlined in Definitive Merger Agreement (3) Using Valley’s projections of USAB earnings inclusive of fully phased-in cost savings

Key Transaction Assumptions 12 Expense Savings • Estimated pre-tax expense savings of approximately $26 million (~28% of USAB G&A expenses) phased in 75% in 2018, and excluding CDI amortization Transaction Expenses • Expected to be approximately $32 million pre-tax Capital Raise • Preferred equity raise of approximately $75 million, launched concurrently with announcement of USAB acquisition Purchase Accounting & Other Adjustments • Gross credit mark: $63 million, equal to 1.75% of USAB loans • Core deposit intangible: 1.15% ($30 million) • Additional purchase accounting adjustments: $6 million write-down to assets • Estimated Durbin Amendment impact on USAB earnings: $400k Note: Pricing metrics using VLY closing price of $12.40 as of 7/25/2017

Pro-Forma Impact Financial Summary 13 Note: Pro forma impacts presented inclusive of anticipated preferred stock capital raise Note: Assumes pricing based on VLY closing price of $12.40 as of 7/25/2017 (1)Estimated financial impact is presented solely for illustrative purposes using mean analyst estimates. Includes purchase accounting marks and cost savings, as well as approximately $75 million preferred stock capital raise (2)See Non-GAAP disclosures on slide 19 Key Transaction Impacts to VLY (1) 2018E EPS Accretion ~3% 2019E EPS Accretion ~6% Initial Tangible Book Value Dilution 5.5% Tangible Book Value Earnback Period 4.7 years As of June 30, 2017 Proforma (1) VLY USAB As of and for the year ended December 31, 2017 Balance Sheet (S in Millions) Total Assets $23,449 $4,383 $29,046 Gross Loans HFI 17,711 3,586 21,766 Deposits 17,250 3,530 21,286 Tangible Common Equity (2) 1,578 323 1,910 Capital Ratios TCE/TA (2) 6.9% 7.4% 6.9% Leverage Ratio 7.7% 8.1% 7.9% Common Equity Tier I Ratio 9.2% 8.4% 9.0% Tier I Ratio 9.8% 9.1% 10.0% Total Risk-based Capital Ratio 12.0% 12.1% 12.2% Loan Concentration Ratios C&D / Tier 1 + ALLL 47% 108% 58% CRE / Total Risk-based Capital 433% 367% 417%

Year Recent Bank Acquisitions State Asset Size 2017 USAmeriBank FL $4.4 billion 2015 CNLBank FL $1.4 billion 2014 1st United Bank FL $1.7 billion 2012 State Bank of Long Island NY $1.6 billion 2010 The Park Avenue Bank (FDIC) NY $0.5 billion 2010 LibertyPointe Bank (FDIC) NY $0.2 billion 2008 Greater Community Bank NJ $1.0 billion 2005 NorCrown Bank NJ $0.6 billion 2005 Shrewsbury State Bank NJ $0.4 billion Keys to Execution Success Proven Acquirer & Retention of Key Personnel 14 USAmeriBank CNLBank 1st United Bank • VLY has retention agreements with USAB President & CEO Joseph V. Chillura, Chief Lending Officer Alfred T. Rogers, Jr. and other key management • USAB Chairman Jennifer W. Steans is expected to join VLY’s board of directors

USAmeriBancorp Acquisition Appendix 15

Due Diligence Process Due Diligence Departments Accounting Human Resources AML/BSA Compliance Information Security Appraisal Review Legal Audit Loan Review Commercial Lending Property Management Consumer Lending Regulatory Compliance Corporate Treasury Residential Mortgage CRA Retail Banking Credit Risk Management Risk Management Deposit Operations Tax Executive Technology 16 Due Diligence Scope • Comprehensive on-site and off-site due diligence conducted over an 8 week period - Detailed evaluation of over 950 electronic documents provided in virtual data room - 22 departments participated in thorough review of complementary functions: Credit Due Diligence • Targeted review over the course of three weeks covering: - 75% of commercial balances including all criticized loans with balances above $300,000 - 84% of construction portfolio - 77% of residential real estate portfolio - 72% of home equity balances - 75% of consumer balances Observations of Loan Portfolio • Strong existing asset quality metrics: - 0.76% NPAs / total assets as of June 30, 2017 • $63 million pre-tax credit mark equaling 1.75% of total loans • Existing allowance for loan losses of $41 million

Pro Forma Loan & Deposit Composition 17 Valley USAmeriBank Pro Forma Loa n s D e po si ts Construction 5% Residential R.E. 15% Commercial R.E. 52% Commercial & Industrial 15% Consumer & Other 13% Construction 12% Residential R.E. 14% Commercial R.E. 54% Commercial & Industrial 18% Consumer & Other 2% Construction 6% Residential R.E. 15% Commercial R.E. 53% Commercial & Industrial 15% Consumer & Other 11% Non-Interest Demand 30% Savings, NOW and Money Market 50% Retail Time 9% Jumbo Time 11% Non-Interest Demand 25% Savings, NOW and Money Market 46% Retail Time 6% Jumbo Time 23% Non-Interest Demand 29% Savings, NOW and Money Market 50% Retail Time 8% Jumbo Time 13% Source: SNL Financial Note: Loan and deposit data as of June 30, 2017 Total Loans: $17.7 billion Total Loans: $3.6 billion Total Loans: $21.3 billion Total Deposits: $17.3 billion Total Deposits: $3.5 billion Total Deposits: $20.8 billion Cost of Deposits: 0.53% Cost of Deposits: 0.59% Cost of Deposits: 0.54%

Non-GAAP Disclosure Reconciliations USAB 18 (1) Pro Forma includes estimated purchase accounting adjustments USAB USAB USAB $ in millions 2015Y 2016Y 6/30/2017 Total Assets 3,632 4,153 4,383 Less: Goodwill & Other Intangibles (13) (13) (12) Total Tangible Assets (TA) 3,619 4,141 4,371 Total Common Equity 270 310 335 Less: Goodwill & Other Intangibles (13) (13) (12) Total Tangible Common Equity (TCE) 257 297 323 TCE / TA (%) 7.1% 7.2% 7.4%

© 2010 Valley National Bank. Member FDIC. Equal Opportunity Lender. Non-GAAP Disclosure Reconciliations 6/30/2017 19 (1) Pro Forma includes estimated purchase accounting adjustments $ in millions VLY 6/30/2017 USAB 6/30/2017 Pro-Forma (1) 12/31/2017 Total Assets 23,449 4,383 29,046 Less: Goodwill & Other Intangibles (734) (12) (1,235) Total Tangible Assets (TA) 22,715 4,371 27,811 Total Common Equity 2,312 335 3,145 Less: Goodwill & Other Intangibles (734) (12) (1,235) Total Tangible Common Equity (TCE) 1,578 323 1,910 TCE / TA (%) 6.9% 7.4% 6.9%

Operating Efficiency Calculation for efficiency ratio Six Months Ended Years Ended ($, thousands) June 30, December 31, December 31, 2017 2016 2015 Total non-interest expense 240,191 476,125 499,075 Less: Amortization of tax credit investment 13,056 34,744 28,032 Less: Loss on extinquishment of debt 51,129 Total non-interest expense, adjusted 227,135 441,381 419,914 Net interest income 331,489 618,149 550,269 Total non-interest income 49,749 103,225 83,802 Total net interest income and non-interest income 381,238 721,374 634,071 Less: Change in FDIC loss-share receivable -312 -1 Total net interest income and non-interest income, adjusted 381,238 721,686 634,072 Efficiency ratio 63.00% 66.00% 78.71% Efficiency ratio, adjusted 59.58% 61.16% 66.22% 20